Exhibit 4.18

                                    AGREEMENT


     This Agreement dated as of this 31st day of March, 2003, between Radica Enterprises, Ltd, a corporation organized under the laws of Nevada ("Radica USA") and a wholly owned subsidiary of, Radica Games Limited, a corporation organized under the laws of Bermuda ("Radica"), and Patrick S. Feely (the "Executive").

     WHEREAS, Executive is currently employed as the President and Chief Executive Officer of Radica and President of Radica USA and desires to remain so employed;

     WHEREAS, this Agreement is entered into in connection with Executive's sale of his shares of Radica, in consideration for the payment described in Section 2 hereof, and in consideration of the confidential information provided by Radica and Radica USA to Executive;

     NOW, THEREFORE, in consideration of the foregoing and the mutual commitments contained in this Agreement, the parties hereto agree as follows:

     1.  Effectiveness.
         -------------

         (a) This Agreement shall become effective upon a Change in Control of Radica that occurs on or before March 31, 2004 or as a result of a definitive agreement that is signed on or before March 31, 2004. For purposes of this Agreement, a "Change in Control" shall be defined as in the Change in Control Bonus Agreement, dated March 31, 2003, between Radica, Radica USA and Executive.

     2.  Consideration.
         -------------

         Upon the occurrence of a Change in Control, Radica will pay to Executive the amount of $665,200 and provide certain Confidential Information in consideration for his complying with the covenants in Sections 3, below.

     3.  Covenant not to Compete; Nonsolicitation; Confidential Information.
         ------------------------------------------------------------------

         (a) Non-Compete. During the two year period following a Change in Control (the "Restrictive Period"), the Executive shall not directly or indirectly (without the prior written consent of Radica):

         (i) hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or

         (ii) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection

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     with the Executive's association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

              (A) that is substantially related to any activity that the Executive was engaged in with Radica or Radica USA or their affiliates during the 12 months prior to the Change in Control,

              (B) that is substantially related to any activity for which the Executive had direct or indirect managerial or supervisory responsibility with Radica or Radica USA or their affiliates during the 12 months prior to the Change in Control, or

              (C) that calls for the application of specialized knowledge or skills substantially related to those used by the Executive in his activities with Radica or Radica USA or their affiliates during the 12 months prior to the Change in Control.

For purposes of this Agreement, "Competitive Enterprise" means any business enterprise that either (A) engages in, designs, develops, manufactures, markets or sells products in any of the following lines of business as defined by NPD Group, Inc.: (i) electronic handheld and tabletop games, (ii) youth electronics, or (iii) video game accessories, or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

         (b) Non-Solicit. During the Restrictive Period, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of Radica): (i) Solicit any Customer to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with Radica or Radica USA, (ii) transact business with any Customer that would cause the Executive to be a Competitive Enterprise, (iii) interfere with or damage any relationship between Radica or Radica USA and a Customer or (iv) Solicit anyone who is then an employee of Radica or Radica USA (or who was an employee of Radica or Radica USA within the prior 12 months) to resign from Radica or Radica USA or to apply for or accept employment with any other business or enterprise.

For purposes of this Agreement, a "Customer" means any customer or prospective customer of Radica, Radica USA or their affiliates to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with his relationship with or employment by Radica or Radica USA, and "Solicit" means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

         (c) Confidential Information. The Executive hereby acknowledges that, as an employee of Radica and Radica USA, Radica and Radica USA are providing him and he is making use of, acquiring and adding to confidential information of a

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

special and unique nature and value relating to Radica and Radica USA and their strategic plan and financial operations. The Executive further recognizes and acknowledges that all confidential information is the exclusive property of Radica and Radica USA, is material and confidential, and is critical to the successful conduct of the business of Radica and Radica USA and to the Executive's performance of his duties while employed. Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of Radica and Radica USA only and shall not at any time, directly or indirectly, during the Restrictive Period and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.

     4.  Notice to New Employers.
         -----------------------

         Before the Executive either applies for or accepts employment with any other person or entity during the Restrictive Period, the Executive will provide the prospective employer with written notice of the provisions of Section 3 of this Agreement and will deliver a copy of the notice to Radica.

     5.  Entire Agreement; Modification.
         ------------------------------

         This Agreement contains the entire agreement between Executive, Radica and Radica USA, and it is the complete, final and exclusive embodiment of our agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be amended except in writing signed by both parties.

         The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge and agree that the potential restrictions on the Executive's future employment imposed by Section 3 of this Agreement are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of Section 3 of this Agreement unreasonable in duration or geographic scope or otherwise, the Executive, Radica and Radica USA agree that the restrictions and prohibitions contained therein shall be automatically reformed to the fullest extent allowed under applicable law in such jurisdiction.

         In the event that the Executive challenges the enforceability of this Agreement and a court finds that this Agreement is unenforceable, the Executive shall repay to Radica an amount equal to the Consideration provided for in
Section 2 within 10 business days following such determination.

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

     6.  Disputes; Governing Law
         -----------------------

         (a) The Executive, Radica and Radica USA irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of Texas over any controversy or claim between the Executive and Radica and Radica USA arising out of or relating to or concerning this Agreement. Executive, Radica and Radica USA (i) acknowledge that the forum stated in this Section 6(a) has a reasonable relation to this Agreement and to the relationship between the Executive, Radica and Radica USA and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding in the forum stated in this Section 6(a),
(iii) agree not to commence any such action or proceeding in any forum other than the one stated in this Section 6(a) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive, Radica and Radica USA. However, nothing in this Agreement precludes the Executive or Radica or Radica USA from bringing any action or proceeding in any court for the purposes of enforcing the provisions of this Section 6(a).

         (b) To the extent permitted by law, the Executive, Radica and Radica USA waive any and all rights to a jury trial.

         (c) Executive acknowledges that Radica and Radica USA would be harmed by a breach of Section 3 hereof and that, in addition to any other remedy, Radica shall be entitled to injunctive relief.

         (d) This Agreement shall be governed by the laws of the State of Texas.

     7.  Survival.
         --------

         Any termination of the Executive's employment shall have no effect on the continuing operation of this Agreement.

     8.  Notices.
         -------

         For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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

     9.  Waiver.
         ------

         If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     10. Assignment.
         ----------

         This Agreement and any rights or obligations hereunder may be assigned by Radica and Radica USA to any successor in interest to Radica's and Radica USA's business. This Agreement may not be assigned by Executive.

     11. Headings.
         --------

         The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

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

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.



RADICA                                  Executive



By: /s/ Jon N. Bengtson                 By: /s/ Patrick S. Feely
   -----------------------------------     -------------------------------------



RADICA USA



By: /s/ Jon N. Bengtson
   -----------------------------------




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